Exhibit 4.1

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of September 15, 2021 (this “Supplemental Indenture”), is made and entered into by Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

RECITALS

A. Section 9.02 of the Indenture, dated December 8, 2017, by and between the Company and the Trustee (as supplemented by the First Supplemental Indenture, dated as of April 20, 2020, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) provides that the Company may amend or supplement the Base Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities (provided that any amendment or supplement to the Base Indenture that are specifically and uniquely applicable to the SL Securities requires the consent of each Holder of one hundred percent (100%) of the aggregate principal amount of the SL Securities). In addition, Section 9.01(h) of the Base Indenture provides that the Company may amend or supplement the Base Indenture or the Securities without the consent of any Holder to provide for the conversion of the Securities into Reference Property referred to in Section 10.11 of the Base Indenture.

B. (i) Each Holder of outstanding SL Securities has executed a written instrument or otherwise delivered its consent pursuant to the Applicable Procedures consenting to the amendments that are specifically and uniquely applicable to the SL Securities and (ii) Holders of at least a majority in aggregate principal amount of the outstanding Securities have executed a written instrument or otherwise delivered its consent pursuant to the Applicable Procedures consenting to all other applicable amendments referenced herein.

C. The transactions contemplated by the Merger Agreement (as defined below) constitute a Change of Control and, therefore, is each a Fundamental Change and a Make-Whole Fundamental Change.

D. All conditions for the execution and delivery of this Supplemental Indenture have been complied with and will have been done or performed.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Securities:

Section 1. Definitions. Section 1.01 of the Base Indenture is amended to add the following defined terms:

“Closing” means the consummation of the Merger as set forth in Section 1.3 of the Merger Agreement.

“Closing Date” means the date on which the consummation of the Merger takes place as set forth in Section 1.3 of the Merger Agreement.

“Merger” means the merger of Merger Sub with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Parent, pursuant to the Merger Agreement.

“Support Agreements” means (i) the Support Agreement, dated as of August 5, 2021, among Parent, Merger Sub, the Company and SLA CM Chicago Holdings, L.P. and (ii) the Support Agreement, dated as of August 5, 2021, among Parent, Merger Sub, the Company and SLA Chicago Co-Invest II, L.P., each as amended, supplemented or otherwise modified from time to time.

Section 2. Other Definitions. Section 1.02 of the Base Indenture is amended to add the following defined terms:

Term	Defined in Section
“Automatic Conversion”	10.16
“Merger Agreement”	4.07
“Merger Sub”	4.07
“Parent”	4.07

Section 3. Transfer and Exchange. Section 2.06 of the Base Indenture is amended by adding a new clause (c), as follows:

“(c) Transfer and Exchange of SL Securities. Notwithstanding anything to the contrary in this Indenture, (i) no Holder of, or holder of a beneficial interest in, Global Securities that are SL Securities may transfer or exchange any SL Security for a Security that is not an SL Security and (ii) SL Securities, and beneficial interests in Global Securities that are SL Securities, need not be held by a Purchaser (as defined in the Investment Agreement) or an Affiliate of a Purchaser.”

Section 4. Book-Entry Provisions for Global Securities. Section 2.15(c) of the Base Indenture is amended to replace the last paragraph thereof with the following:

“Notwithstanding the foregoing or anything to the contrary provided herein, a holder of a beneficial interest in a Global Security that is not an SL Security may not exchange or transfer such beneficial interest for a beneficial interest in an SL Security and a holder of a beneficial interest in a Global Security that is an SL Security may not exchange or transfer such beneficial interest for a beneficial interest in a Global Security that is not an SL Security.”

Section 5. Limitation on the Incurrence of Indebtedness. Section 4.07 of the Base Indenture is amended by adding the following paragraph at the end of such section:

“Notwithstanding anything to the contrary in this Section 4.07, this Section 4.07 shall not apply from and after the Closing and shall not restrict any further incurrence of Indebtedness from time to time in such amounts as determined by the Company, provided that (x) such Closing occurs prior to the date that is five (5) business days following February 5, 2022, and

(y) on the date of such Closing, some or all of the proceeds of any borrowing by the Company on the date of Closing and other available funds are deposited with the Paying Agent (as defined in the Agreement and Plan of Merger, dated as of August 5, 2021, among Sunshine Software Holdings, Inc. (“Parent”), Sunshine Software Merger Sub, Inc. (“Merger Sub”) and the Company (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”)) for payment of the Merger Consideration (as defined in the Merger Agreement) at a price per share of Common Stock (as adjusted for stock splits, stock dividends, reverse stock splits and combinations) that is not less than the price per share of Common Stock provided in the Merger Agreement as of August 5, 2021, used to repay outstanding Indebtedness of the Company and its Subsidiaries to the extent required by the Merger Agreement, and used to pay in full on the date of Closing the consideration due upon conversion or repurchase of the SL Securities in connection with the Merger (which consideration due shall be (I) in the case of a conversion, the amount described in Section 5.25(b)(A)(1) and (A)(4) of the Support Agreements and (II) in the case of a repurchase, the amount described in Section 5.25(a) of the Support Agreements (subject, as to timing, to the last sentence of such 5.25(a), as applicable)), and used to pay expenses related to the transactions contemplated by the Merger Agreement to the extent required by the Merger Agreement.”

Section 6. Rights of Trustee. Section 7.02 of the Base Indenture is amended by adding the following subclause (o) at the end of such section:

“(o) The Trustee shall have no knowledge of, and shall have no duty or obligation to monitor the terms or compliance of, any document relating to this Indenture (including, without limitation, the Investment Agreement, the Merger Agreement or the Support Agreements), other than this Indenture, the Securities and the certificates, notices and opinions specifically delivered to it in accordance with the terms hereof, and only then to the extent expressly required hereunder.”

Section 7. Conversion Privilege. Section 10.01(a) of the Base Indenture is amended by adding “, Section 10.16” after “Section 10.11”.

Section 8. Conversion Procedure and Payment Upon Conversion.

(a) Section 10.02(c) of the Base Indenture is amended by adding the following proviso at the end of the second sentence thereof:

“; provided, further, that, notwithstanding the foregoing or any other provision of this Indenture, in the case of an Automatic Conversion pursuant to Section 10.16, the Company shall pay the consideration due in respect of the Conversion Obligation on the Closing Date.”

(b) Section 10.02(d) of the Base Indenture is amended by adding “or Section 10.16” after “Except to the extent provided in this Section 10.02(d)” in the first sentence thereof.

(c) Section 10.02(d) of the Base Indenture is amended by adding the following proviso at the end of the last sentence thereof:

“; provided, further, that the foregoing shall not apply to any Automatic Conversion pursuant to Section 10.16.”

Section 9. Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege. Section 10.11 of the Base Indenture is amended by replacing the last sentence in the second paragraph thereof with the following:

“If the Holders receive only cash in such Merger Event, then for all conversions that occur on or after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Securities shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased pursuant to Section 10.14), multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy its Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date, except as otherwise set forth in Section 10.16 and the proviso at the end of the second sentence of Section 10.02(c).”

Section 10. Increased Conversion Rate Applicable to Certain Securities Surrendered in Connection with Make-Whole Fundamental Changes.

(a) Section 10.14(a) of the Base Indenture is amended by adding the following after the last sentence thereof:

“The provisions of this Section 10.14 shall apply to Automatic Conversions referred to in Section 10.16.”

(b) Section 10.14(c) of the Base Indenture is amended by adding the following at the end of the last sentence thereof:

“, except as otherwise set forth in Section 10.16 and the proviso at the end of the second sentence of Section 10.02(c).”

Section 11. Automatic Conversion. The Base Indenture is amended to add the following as a new Section 10.16:

“Notwithstanding anything to the contrary provided herein, if the Merger is consummated with payment to the holders of Common Stock of cash at a price per share of Common Stock (as adjusted for stock splits, stock dividends or reverse stock splits and combinations) that is not less than the Merger Consideration (as defined in the Merger Agreement as of August 5, 2021), then, effective at the Effective Time (as defined in the Merger Agreement), all outstanding SL Securities shall automatically be converted into the right to receive, as consideration for such conversion, for each $1,000 principal amount of SL Securities, cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased pursuant to Section 10.14), multiplied by the price paid per share of Common Stock under the Merger Agreement, plus accrued and unpaid interest on such SL Securities to, but excluding, the date of the Effective Time (the “Automatic Conversion”). For the avoidance of doubt, any Automatic Conversion shall (i) include an adjustment for the Merger as a Make-Whole Fundamental Change as set forth in this Indenture and (ii) be deemed be a conversion for which Section 10.14 applies in respect of the Merger.”

Section 12. Form of Certificate of Transfer.

(a) The second paragraph in Exhibit D of the Base Indenture is amended to add the following footnote at the end of such paragraph:

“1. A Physical Security or beneficial interest in a Global Security that is an SL Security may not be transferred for a Physical Security or beneficial interest in a Global Security that is not an SL Security.”

(b) Boxes 1 and 2 in Exhibit D of the Base Indenture are amended to delete “(OTHER THAN AN SL SECURITY)”.

(c) Boxes 3 and 4 in Exhibit D of the Base Indenture are deleted in their entirety.

Section 13. Form of Certificate of Exchange. Boxes 2 and 3 in Exhibit E of the Base Indenture are amended and restated as follows:

“2. ☐ CHECK IF EXCHANGE IS FROM A PHYSICAL SECURITY OR A BENEFICIAL INTEREST IN A RESTRICTED GLOBAL SECURITY THAT IS NOT AN SL SECURITY TO A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL SECURITY THAT IS NOT AN SL SECURITY.

In connection with the Exchange of the Owner’s Physical Security or beneficial interest in a Restricted Global Security that is not an SL Security for a beneficial interest in an Unrestricted Global Security that is not an SL Security in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Security Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

3. ☐ CHECK IF OWNER WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A RESTRICTED GLOBAL SECURITY THAT IS NOT AN SL SECURITY.

In connection with the Exchange of the Owner’s Physical Security or beneficial interest in a Restricted Global Security that is not an SL Security for a beneficial interest in another Restricted Global Security that is not an SL Security in an equal principal amount, the Owner hereby certifies that such beneficial interest being acquired is for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Global Securities will continue to be subject to the restrictions on transfer enumerated in the Security Private Placement Legend printed on the Restricted Global Securities and in the Indenture and the Securities Act.”

Section 14. Reference Property. From and after the Effective Time (as defined in the Merger Agreement), except as set forth in Section 10.16 of the Indenture, each $1,000 principal amount of converted Securities will, be convertible into cash equal to the Merger Consideration

(as defined in the Merger Agreement) that a holder of shares of Common Stock equal to the Conversion Rate (as adjusted pursuant to the Base Indenture, including pursuant to Section 10.14 of the Base Indenture) immediately prior to the Merger would have received in the Merger. The Merger Consideration (as defined in the Merger Agreement) is $57.50 per each share of Common Stock of the Company. The Company shall notify the Holders and the Trustee in writing of (i) the Effective Time and (ii) following the Effective Time, the Reference Property.

Section 15. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 16. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 17. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. U.S. Bank National Association is entering into this Supplemental Indenture pursuant to the delivery of consents of all of the Holders of Securities and in reliance on the Officers’ Certificate and Opinion of Counsel delivered to the Trustee in connection herewith.

Section 18. No Other Amendments. Except as expressly set forth herein, all other terms of the Base Indenture shall remain in full force and effect.

Section 19. Record Date. The Company informs the Trustee that the voting record date for purposes of this Supplemental Indenture was August 26, 2021.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CORNERSTONE ONDEMAND, INC.

By: /s/ Adam Weiss
Name: Adam Weiss
Title: Chief Administrative Officer, General Counsel and Corporate Secretary

[Signature Page to Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Fonda Hall
Name: Fonda Hall
Title: Vice President

[Signature Page to Second Supplemental Indenture]